UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2014

CURTISS-WRIGHT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-134	13-0612970

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13925 Ballantyne Corporate Place, Suite 400
Charlotte, North Carolina	28277
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 541-3700
__________

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 25, 2014, the Board of Directors for Curtiss-Wright Corporation (NYSE: CW) (the “Company”) announced the appointment of K. Christopher Farkas to the office of Vice President & Corporate Controller of the Company. Mr. Farkas will report directly to Mr. Glenn E. Tynan, the Company’s Vice President and Chief Financial Officer.

For the five years prior to his new position, Mr. Farkas served as the Company’s Assistant Corporate Controller since May 2009. Prior to joining Curtiss-Wright, Mr. Farkas held financial leadership roles at United Technologies Corporation and Parker Hannifin Corporation and has a wide range of both financial and operational experience. Ms. Farkas has over 20 years of experience working for aerospace, defense and industrial companies.

Mr. Farkas earned his Bachelor’s degree from Central Connecticut State University. Mr. Farkas has both an MBA from Purdue University and an Executive MBA from ESCP Europe Business School (Paris, France). Mr. Farkas is a Certified Public Accountant in the State of New Jersey and is affiliated with the American Institute of CPAs.

There is no family relationship between Mr. Farkas and any other executive officer or director of the Company, and there is no arrangement or understanding under which he was appointed. There are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Farkas has a material interest subject to disclosure under Item 404(a) of Regulation S-K. There have been no changes to any of Mr. Farkas’ previously announced material plans, contracts or arrangements as a result of this appointment.

A copy of the press release announcing Mr. Farkas appointment is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated September 29, 2014, of the Registrant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURTISS-WRIGHT CORPORATION

By:	/s/ Glenn E. Tynan
Glenn E. Tynan
Vice-President and
Chief Financial Officer

Date: September 29, 2014

EXHIBIT INDEX

Exhibit Number            Exhibit Title

99.1                    Press Release, dated September 29, 2014, of the Registrant